Exhibit 10.116

April 11, 2006

DKR Soundshore Strategic Holding Fund Ltd.

c/o DKR Oasis Management Company, L.P.

1281 East Main St.

Stamford, Conn. 06920

DKR Soundshore Oasis Holding Fund Ltd.

c/o DKR Oasis Management Company, L.P.

1281 East Main St.

Stamford, Conn. 06920

Hunt Capital Growth Fund II, LP

2001 Ross Ave., Suite 4800

Dallas. TX 75201

Re:	Letter Agreement Regarding Reorganization and Acquisition of Capital Stock of Prosoft Learning Corporation, a Nevada corporation (“Prosoft”)

Ladies and Gentlemen:

This letter serves to memorialize the agreements that we have reached among VCampus Corporation, a Delaware corporation (“VCampus”) and each of you who are secured noteholders of Prosoft, regarding the anticipated reorganization of Prosoft as described below.

Prosoft (together with at least one of its subsidiaries, Computer PREP, Inc.) plans to file in the immediate future a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code. VCampus desires to acquire through itself or one of its affiliates all of the newly issued and outstanding capital stock of the reorganized Prosoft (the “Acquisition”) through the execution, delivery and performance of the Acquisition and Reorganization Agreement between VCampus and Prosoft (the “Acquisition Agreement”), a true and accurate copy of which is attached hereto as Exhibit “A.” The Acquisition Agreement will be approved and consummated pursuant to a Plan of Reorganization in Prosoft’s Chapter 11 case (the “Plan”), a copy of which is appended to the Acquisition Agreement.

As an inducement to make the Acquisition and for other good and valuable consideration, VCampus desires to set forth certain agreements among VCampus and each of DKR Soundshore Strategic Holding Fund Ltd., an entity formed under the laws of Bermuda, DKR Soundshore Oasis Holding Fund Ltd., an entity formed under the laws of Bermuda, and Hunt Capital Growth Fund II, LP., a Delaware limited partnership (each a “Noteholder,” and, collectively, the “Noteholders”). All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Acquisition Agreement.

1. Acknowledgment of and Consent to Acquisition Agreement. Prior to Prosoft’s Chapter 11 petition date (the “Petition Date”), each Noteholder has been informed of and involved in certain activity with Prosoft, including pursuit of potential purchasers of Prosoft and/or its assets. Each Noteholder’s note or notes to Prosoft currently are or as of the Petition Date are anticipated to be in material default. The aggregate balance of Noteholders’ notes to

Prosoft exceeds the value of Prosoft’s assets that have been pledged as collateral security for the repayment of Noteholders’ notes. It therefore is anticipated that the net proceeds of the Acquisition will be distributed solely to the Noteholders under the Plan. Each Noteholder hereby irrevocably acknowledges and agrees that it a) for purpose of any consent requirement in its note(s) or related security documents, hereby consents; and b) for purposes of Prosoft’s anticipated Chapter 11 case and Plan, will not object to, Prosoft’s execution, delivery and performance of the Acquisition Agreement.

2. No Shop Provision. During the period commencing on the date hereof and ending on the earlier of the Closing or the termination of the Acquisition Agreement, each Noteholder agrees that, except as otherwise specifically permitted herein, neither Noteholder nor any of its officers, directors, employees, agents, representatives or affiliates will directly or indirectly solicit or initiate discussions or negotiations with any person concerning an Alternative Transaction. Notwithstanding the foregoing, each Noteholder and its financial and legal advisors may furnish information to, or enter into discussions with, any person that makes a proposal for an Alternative Transaction to Prosoft, which proposal has not been solicited by either Prosoft or the Noteholders after the date hereof. Each Noteholder may only consent to an Alternative Transaction if it provides purchase price consideration to Prosoft of at least $100,000 more than the Purchase Price, net of any termination fee that is payable to VCampus pursuant to Section 8.10 of the Acquisition Agreement.

3. Distribution of Notes; Setoff. Pursuant to the Acquisition Agreement, VCampus will deliver the Notes to Prosoft at Closing. To the extent that the Notes are distributed to the Noteholders under the Plan, VCampus shall issue to each of the Noteholders replacement notes in the name of each Noteholder, pari passu, with the amount of each replacement note calculated pro rata based upon the allowed amount of each Noteholder’s claim to the total amount of all allowed claims of the Noteholders under the Plan. Each of the Noteholders acknowledges and consents to the setoff rights provided to VCampus pursuant to Sections 2.3 and 2.4 of the Acquisition Agreement, and further agrees to be bound to the provisions of Sections 2.3 and 2.4 should the Notes be distributed to the Noteholders under the Plan, and also with regard to any replacement notes issued to the Noteholders as provided herein. Each of the Noteholders hereby consents to the continuing jurisdiction of the Bankruptcy Court to resolve any disputed Set Off Claim. Finally, VCampus hereby acknowledges and agrees that the Noteholders, as the holders of the Notes, shall be entitled to dispute and contest any Set Off Claim to the same extent as Prosoft is so entitled to dispute and contest the same under Sections 2.3 and/or 2.4 of the Acquisition Agreement.

4. Termination Fee and Cash Collateral. Each Noteholder hereby acknowledges and agrees that it does not oppose the termination fee provisions contained in Section 8.10 of the Acquisition Agreement. In addition, each Noteholder specifically agrees that if a termination fee is due and payable to VCampus by Prosoft pursuant to Section 8.10 of the Acquisition Agreement, such termination fee may be paid by Prosoft from each Noteholder’s cash collateral.

5. Anticipated Prosoft Training Japan, Inc. Transaction. It is anticipated that shortly before or after the Petition Date, Prosoft will consummate an agreement with Prosoft Training Japan, Inc., a Japanese corporation (“PTJ”), whereby Prosoft will transfer or otherwise convey an interest in certain intellectual property (primarily Japanese translations of Certified Internet Webmaster exams) to PTJ (the “PTJ Transaction”). The terms of the PTJ Transaction are anticipated to be substantially as set forth in the “Letter of Intent—Copyright Licensing and Transfer Agreement,” a working draft of which is appended hereto as Exhibit “B” (the “PTJ Agreement”).

Should Prosoft elect to go forward with the PTJ Transaction, and consummate an agreement substantially similar to the PTJ Agreement, VCampus hereby provides its consent for purposes of any provision of the Acquisition Agreement that might otherwise limit or preclude Prosoft’s ability to agree to and/or consummate the PTJ Transaction, including but not limited to Sections 5.1.1, 5.1.3, 5.1.12.6 through 5.1.12.8, 6.1.1.8 and 6.1.1.9 of the Agreement.

For their part, each of the Noteholders hereby consent, and Prosoft acknowledges, that the transfer of assets that the PTJ Transaction contemplates (to the extent that the PTJ Transaction is consummated) diminishes the aggregate value of Prosoft’s assets that VCampus intended to retain in Reorganized Prosoft by $200,000, which amount shall be reflected on the Closing Balance Sheet and result in a reduction of Working Capital in that amount (and the Noteholders’ liens and security interests shall attach to all proceeds paid or payable associated with the PTJ Agreement and the transactions related thereto).

6. Assumption of Employment Agreement of Benjamin M. Fink. Benjamin M. Fink, the current President and CEO of Prosoft, has agreed to remain employed by Prosoft in order to facilitate the Acquisition and Prosoft’s Chapter 11 reorganization. It is anticipated that Mr. Fink will enter into an amendment of his existing employment contract with Prosoft, in substantially the form appended hereto as Exhibit “C,” that will, among other things, provide for a $200,000 severance payment if his employment is terminated upon the Closing of the Acquisition. Each of the Noteholders hereby acknowledges and consents that this severance liability will be reflected upon the Closing Balance Sheet and result in a reduction of Working Capital in that same amount. VCampus likewise agrees that Reorganized Prosoft will assume the liability to pay Mr. Fink such severance. (The parties acknowledge that Section 1.4 of the Acquisition Agreement contemplates that any accrued vacation pay owed to Mr. Fink upon his termination, together with any employer share of the taxation of both the severance and accrued vacation pay will be reflected on the Closing Balance Sheet and result in a reduction of Working Capital in the amount of such vacation pay and taxes.)

7. Director’s and Officer’s Liability Insurance Policy. Each of the Noteholders hereby acknowledges that they have agreed that Prosoft may obtain a “tail coverage” extension of Prosoft’s existing policy of director’s and officer’s liability insurance that shall be effective for a period of not more than two (2) years from Closing (the “Tail Policy”) To the extent that the premium for the Tail Policy remains unpaid at Closing, VCampus agrees that Reorganized Prosoft shall assume liability to pay such premium, and each of the Noteholders consents that the amount of the actual premium paid by Reorganized Prosoft for the Tail Policy shall be reflected on the Closing Balance Sheet and result in a reduction of Working Capital in that amount.

Each Noteholder individually and severally as to itself represents and warrants to VCampus that: (a) each of the individuals signing on behalf of each Noteholder has the power and authority to execute and deliver this letter agreement on behalf of such Noteholder; (b) each Noteholder has the power and authority to execute and deliver this letter agreement and the execution and delivery of this letter agreement will not violate any material agreement, obligation or instrument of each Noteholder; (c) each Noteholder has had the opportunity to seek and has relied upon independent advice concerning this letter agreement, the Acquisition, the Acquisition Agreement, the Plan and all other related matters, including, without limitation, financial and legal advice.

The agreements contained herein will be governed by the laws of the State of Delaware. This letter agreement may be executed in one or more counterparts each of which will be deemed an original and all of which will constitute one and same instrument. If this letter agreement meets with your approval, please execute where indicated below and return to our attention.

Sincerely,

VCAMPUS CORPORATION, a Delaware
corporation

By
Its

[Signature blocks of the Noteholders and Prosoft appear on the following page.]

AGREED AND ACCEPTED:

DKR SOUNDSHORE STRATEGIC HOLDING FUND LTD.,
an entity formed under the laws of Bermuda

By:
Its:

DKR SOUNDSHORE OASIS HOLDING FUND LTD.,
an entity formed under the laws of Bermuda

By:
Its:

HUNT CAPITAL GROWTH FUND II, LP,
a Delaware limited partnership

By:
Hunt Capital Growth, LP
	Its:	General Partner

By:
Hunt Capital Growth, LLC
	Its:	General Partner

By:

Its:

ACKNOWLEDGED AND CONSENTED TO:

PROSOFT LEARNING CORPORATION,
a Nevada corporation

By:
Its:

[Signature page to Letter Agreement with VCampus

dated April 11, 2006]